EXHIBIT 2

COLLIERS INTERNATIONAL

GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2020

COLLIERS INTERNATIONAL GROUP INC.

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of Colliers International Group Inc. (“Colliers” or the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit & Risk Committee consisting of four independent directors. The Audit & Risk Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders. Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit & Risk Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded four individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2020. The total assets and total revenues of the four majority-owned entities represent 16.5% and 7.0%, respectively of the related consolidated financial statement amounts as at and for the year ended December 31, 2020. The most significant of these entities, representing 13.5% and 2.8% of consolidated total assets and 3.6% and 3.0% of consolidated total revenues were related to the four subsidiaries of Dougherty Financial Group LLC – Dougherty Mortgage LLC, Dougherty & Company LLC, Dougherty Funding LLC and Dougherty Insurance Agency LLC (renamed “Colliers Mortgage” and “Colliers Securities”) and Maser Consulting P.A., respectively.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2020, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2020, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2020, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick	/s/ Christian Mayer
Chairman and Chief Executive Officer	Chief Financial Officer

February 18, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Colliers International Group Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colliers International Group Inc. and its subsidiaries (together, the Company) as of December 31, 2020 and 2019, and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded four entities from its assessment of internal control over financial reporting as of December 31, 2020 because they were acquired by the Company in purchase business combinations during 2020. We have also excluded these four entities from our audit of internal control over financial reporting. These entities comprised, in the aggregate, total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting of approximately 16.5% and 7.0% of consolidated total assets and consolidated total revenues, respectively, as of and for the year ended December 31, 2020. The most significant of these entities, representing 13.5% and 2.8% of consolidated total assets and 3.6% and 3.0% of consolidated total revenues, were related to the four subsidiaries of Dougherty Financial Group LLC: Dougherty Mortgage LLC, Dougherty & Company LLC, Dougherty Funding LLC and Dougherty Insurance Agency LLC (renamed “Colliers Mortgage” and “Colliers Securities”); and Maser, Consulting P.A., respectively.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition – sales brokerage and leasing revenue

As described in notes 2 and 28 to the consolidated financial statements, the Company recognized leasing revenue of $686.5 million, and revenue from real estate sales brokerage services, which makes up a significant portion of capital markets revenue, of $700.9 million for the year ended December 31, 2020. Revenue is recognized upon the transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Management has determined that control of sales brokerage services rendered transfer to a customer when a sale and purchase agreement becomes unconditional and leasing services rendered transfer to a customer when a lease between the landlord and the tenant is executed. At these points in time, the customer has received substantially all of the benefit of the services provided by the Company. Sales brokerage and leasing revenue contracts may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, which may include contingencies. As described by management, sales brokerage and leasing revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue under the contract, which is associated with the occurrence or non-occurrence of an event that is outside of the Company’s control or where the facts and circumstances of the contract limit the Company’s ability to predict whether this event will occur. When sales brokerage and leasing revenue is constrained, revenue is not recognized until the uncertainty has been resolved. Management estimates variable consideration and performs a constraint analysis for these contracts on the basis of historical information to estimate the amount the Company will ultimately be entitled. Management used significant judgment to determine whether sales brokerage and leasing revenue should be constrained and the timing of when such revenue should be recognized.

The principal considerations for our determination that performing procedures relating to sales brokerage and leasing revenue recognition is a critical audit matter are (i) the significant judgment by management in determining whether sales brokerage and leasing revenue should be constrained and the timing of when such revenue should be recognized, which in turn led to (ii) significant auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assessment of sales brokerage and leasing revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the sales brokerage and leasing revenue recognition process, including controls over management’s review and approval of revenue recognition based upon the supporting evidence available for each sales brokerage and leasing revenue contract. These procedures also included, among others, evaluating the appropriateness of management’s assessment of sales brokerage and leasing revenue recognition for a sample of sales brokerage and leasing revenue transactions recognized, including evaluating the contractual terms identified in the underlying brokerage transaction agreements and considering other supporting evidence such as customer or third party correspondence and cash receipts.

Acquisition of Colliers Mortgage – Fair value of intangible assets

As described in notes 2 and 4 to the consolidated financial statements, the Company acquired controlling interests in four subsidiaries of Dougherty Financial Group LLC (renamed “Colliers Mortgage”), which included mortgage servicing rights of $99.9 million and licenses of $29.2 million among the intangible assets recognized as a result of the acquisition. Management records intangible assets at fair value on the date they are acquired using valuation methods. Management applied significant judgment in estimating the fair value of intangible assets acquired, which included the use of assumptions related to revenue growth rates, attrition rates, conditional prepayment rates, interest on escrow deposits and discount rates.

The principal considerations for our determination that performing procedures relating to the fair value of intangible assets recorded in the acquisition of Colliers Mortgage is a critical audit matter are (i) the judgment by management when developing the fair value estimates of intangible assets acquired; (ii) the high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assumptions related to revenue growth rates, attrition rates, conditional prepayment rates, interest on escrow deposits and discount rates; and (iii) the audit effort that involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of the intangible assets acquired, including controls over the development of the aforementioned assumptions. These procedures also included, among others, reading the purchase agreement, testing management’s process for developing the fair value estimates of intangible assets acquired, evaluating the appropriateness of the valuation methods used, testing the completeness and accuracy of underlying data used in the valuation methods, and evaluating the reasonableness of the assumptions used by management. Evaluating the reasonableness of the assumptions used by management related to the revenue growth rates and attrition rates involved considering the past performance of the acquired business and consistency with external industry data. Professionals with specialized skill and knowledge were used to assist in testing management’s process, including evaluating the appropriateness of the valuation methods and the reasonableness of the assumptions used by management relating to conditional prepayment rates, interest on escrow deposits and discount rates.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada February 18, 2021

We have served as the Company’s auditor since 1995.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands of US dollars, except per share amounts)

Year ended December 31,	2020	2019

Revenues (note 28)	$2,786,857	$3,045,811

Cost of revenues (exclusive of depreciation and amortization shown below)	1,740,860	1,959,544
Selling, general and administrative expenses	709,665	744,874
Depreciation	39,349	33,391
Amortization of intangible assets	86,557	61,273
Acquisition-related items (note 6)	45,848	28,532
Operating earnings	164,578	218,197

Interest expense, net	30,949	29,452
Equity earnings from unconsolidated investments	(2,919)	(2,065)
Other income, net (note 7)	13	212
Earnings before income tax	136,535	190,598
Income tax expense (note 22)	42,046	53,013
Net earnings	94,489	137,585

Non-controlling interest share of earnings	29,572	26,829
Non-controlling interest redemption increment (note 18)	15,843	7,853

Net earnings attributable to Company	$49,074	$102,903

Net earnings per common share (note 20)
Basic	$1.23	$2.60
Diluted	$1.22	$2.57

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(in thousands of US dollars)

Year ended December 31,	2020	2019

Net earnings	$94,489	$137,585

Foreign currency translation gain (loss)	2,591	(185)
Unrealized loss on interest rate swaps, net of tax	(2,448)	(4,073)
Pension liability adjustments, net of tax	(753)	(811)
Comprehensive earnings	93,879	132,516

Less: Comprehensive earnings attributable to non-controlling interests	39,620	35,559

Comprehensive earnings attributable to Company	$54,259	$96,957

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars)

As at December 31,	2020	2019
Assets
Current assets
Cash and cash equivalents	$156,614	$114,993
Restricted cash	20,919	-
Accounts receivable, net of allowance of $25,632 (December 31, 2019 - $9,131) (note 16)	372,149	393,945
Contract assets (note 28)	61,101	42,772
Warehouse receivables (note 25)	232,207	-
Income tax recoverable	15,041	10,435
Prepaid expenses and other current assets (note 8)	177,780	145,171
Real estate assets held for sale (note 5)	-	10,741
	1,035,811	718,057

Other receivables	14,989	16,678
Contract assets (note 28)	5,335	6,162
Other assets (note 8)	74,355	69,510
Fixed assets (note 10)	129,221	107,197
Operating lease right-of-use assets (note 9)	288,134	263,639
Deferred tax assets, net (note 22)	45,008	37,420
Intangible assets (note 11)	610,330	477,454
Goodwill (note 12)	1,088,984	949,221
Real estate assets held for sale (note 5)	-	247,376
	$2,256,356	2,174,657
	$3,292,167	$2,892,714

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued expenses	$297,766	$261,910
Accrued compensation	450,894	495,374
Income tax payable	26,783	15,756
Contract liabilities (note 28)	21,076	24,133
Long-term debt - current (note 13)	9,024	4,223
Contingent acquisition consideration - current (note 25)	5,802	16,813
Warehouse credit facilities (note 15)	218,018	-
Operating lease liabilities (note 9)	78,923	69,866
Liabilities related to real estate assets held for sale (note 5)	-	36,191
	1,108,286	924,266

Long-term debt - non-current (note 13)	470,871	607,181
Contingent acquisition consideration (note 25)	109,841	68,180
Operating lease liabilities (note 9)	251,680	229,224
Other liabilities	48,525	31,693
Deferred tax liabilities, net (note 22)	50,523	28,018
Convertible notes (note 14)	223,957	-
Liabilities related to real estate assets held for sale (note 5)	-	127,703
	1,155,397	1,091,999
Redeemable non-controlling interests (note 18)	442,375	359,150

Shareholders' equity
Common shares (note 19)	457,993	442,153
Contributed surplus	66,971	60,706
Retained earnings	119,421	77,181
Accumulated other comprehensive loss	(61,979)	(67,164)
Total Company shareholders' equity	582,406	512,876
Non-controlling interests	3,703	4,423
Total shareholders' equity	586,109	517,299
	$3,292,167	$2,892,714

Commitments and contingencies (notes 19 and 26)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,

/s/Frederick Sutherland	/s/Jay S. Hennick
Director	Director

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands of US dollars, except share information)

		Common shares				Accumulated
		Issued and			Retained	other	Non-	Total
		outstanding		Contributed	Earnings	comprehensive	controlling	shareholders'
		shares	Amount	surplus	(Deficit)	earnings (loss)	interests	equity

Balance, December 31, 2018		39,213,136	$415,805	$54,717	$(21,751)	$(61,218)	$4,420	$391,973

Net earnings		-	-	-	137,585	-	-	137,585
Pension liability adjustment, net of tax	-	-	-	-	-	(811)	-	(811)
Foreign currency translation loss		-	-	-	-	(185)	-	(185)
Unrealized loss on interest rate swaps, net of tax		-	-	-	-	(4,073)	-	(4,073)
Other comprehensive loss attributable to NCI		-	-	-	-	(877)	233	(644)
NCI share of earnings		-	-	-	(26,829)	-	2,270	(24,559)
NCI redemption increment		-	-	-	(7,853)	-	-	(7,853)
Distributions to NCI		-	-	-	-	-	(2,305)	(2,305)
Acquisitions of businesses, net		-	-	-	-	-	(195)	(195)

Subsidiaries’ equity transactions		-	-	2,567	-	-	-	2,567

Subordinate Voting Shares:
Stock option expense		-	-	7,831	-	-	-	7,831
Stock options exercised		632,075	26,348	(4,409)	-	-	-	21,939
Dividends		-	-	-	(3,971)	-	-	(3,971)

Balance, December 31, 2019		39,845,211	$442,153	$60,706	$77,181	$(67,164)	$4,423	$517,299

Cumulative effect adjustment:
Current expected credit losses, net of tax (note 3)		-	-	-	(2,824)	-	-	(2,824)

Net earnings		-	-	-	94,489	-	-	94,489
Pension liability adjustment, net of tax		-	-	-	-	(753)	-	(753)
Foreign currency translation gain		-	-	-	-	2,591	-	2,591
Unrealized loss on interest rate swaps, net of tax		-	-	-	-	(2,448)	-	(2,448)
Other comprehensive loss attributable to NCI		-	-	-	-	5,795	(154)	5,641
NCI share of earnings		-	-	-	(29,572)	-	2,023	(27,549)
NCI redemption increment		-	-	-	(15,843)	-	-	(15,843)
Distributions to NCI		-	-	-	-	-	(2,524)	(2,524)
Acquisition of businesses, net		-	-	-	-	-	(65)	(65)

Subsidiaries’ equity transactions		-	-	134	-	-	-	134

Subordinate Voting Shares:
Stock option expense		-	-	9,628	-	-	-	9,628
Stock options exercised		344,225	15,840	(3,497)	-	-	-	12,343
Dividends		-	-	-	(4,010)	-	-	(4,010)

Balance, December 31, 2020		40,189,436	$457,993	$66,971	$119,421	$(61,979)	$3,703	$586,109

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands of US dollars)

Year ended December 31,	2020	2019

Cash provided by (used in)

Operating activities
Net earnings	$94,489	$137,585

Items not affecting cash:
Depreciation and amortization	125,906	94,664
Gains attributable to mortgage servicing rights	(17,065)	-
Gains attributable to the fair value of mortgage premiums and origination fees	(38,531)	-
Deferred tax	(13,184)	(6,699)
Earnings from equity method investments	(2,919)	(2,065)
Stock option expense (note 21)	9,628	7,831
Allowance for credit losses	15,275	5,414
Amortization of advisor loans	20,871	20,424
Contingent consideration (note 6)	29,679	22,808
Other	7,963	3,108

(Increase) decrease in accounts receivable, prepaid expenses and other assets	49,039	(89,235)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(13,901)	(15,692)
(Decrease) increase in accrued compensation	(78,591)	16,580
Contingent acquisition consideration paid	(18,224)	(8,928)
Proceeds from sale of mortgage loans	1,226,041	-
Origination of mortgage loans	(1,395,734)	-
Increase in warehouse credit facilities	193,168	-
Sale proceeds from AR Facility, net of repurchases (note 16)	(27,431)	124,963
Net cash provided by operating activities	166,479	310,758

Investing activities
Acquisitions of businesses, net of cash acquired (note 4)	(205,608)	(80,576)
Purchases of fixed assets	(40,353)	(44,197)
Advisor loans issued	(14,695)	(21,457)
Purchase of held for sale real estate assets (note 5)	(84,382)	(94,223)
Proceeds from sale of held for sale real estate assets (note 5)	178,604	-
Collections of AR facility deferred purchase price (note 16)	51,994	28,100
Other investing activities	982	(5,915)
Net cash used in investing activities	(113,458)	(218,268)

Financing activities
Increase in long-term debt	616,121	585,358
Repayment of long-term debt	(779,185)	(644,670)
Issuance of convertible notes (note 14)	230,000	-
Purchases of non-controlling interests' subsidiary shares, net	(19,791)	(11,480)
Contingent acquisition consideration paid	(11,181)	(15,033)
Proceeds received on exercise of stock options	12,343	21,939
Dividends paid to common shareholders	(3,992)	(3,940)
Distributions paid to non-controlling interests	(35,698)	(31,858)
Financing fees paid (note 14)	(7,568)	(1,304)
Net cash provided by (used in) financing activities	1,049	(100,988)
Effect of exchange rate changes on cash	8,470	(3,541)

Net change in cash, cash equivalents and restricted cash	62,540	(12,039)

Cash, cash equivalents and restricted cash, beginning of year	114,993	127,032
Cash, cash equivalents and restricted cash, end of year	$177,533	$114,993

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

Colliers International Group Inc. (“Colliers” or the “Company”) provides commercial real estate oriented professional services and investment management to corporate and institutional clients in 36 countries around the world (67 countries including affiliates and franchisees). Colliers’ primary services are Outsourcing & Advisory services, Leasing, Capital Markets and Investment Management. Operationally, Colliers is organized into four distinct segments: Americas; Europe, Middle East and Africa (“EMEA”); Asia and Australasia (“Asia Pacific”) and Investment Management.

2.	Summary of presentation

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the judgments used to determine the timing and amount of revenue recognition, recoverability of goodwill and intangible assets, determination of fair values of assets acquired and liabilities assumed in business combinations, estimated fair value of contingent consideration related to acquisitions, quantification of uncertain tax positions, recoverability of deferred tax assets, warehouse receivables, capitalized mortgage servicing rights, derivative financial instruments and current expected credit losses on financial assets including collectability of accounts receivable and allowance for loss sharing obligations. Actual results could be materially different from these estimates.

The Company revised the name of its Sales Brokerage revenue line to Capital Markets. The Company has also combined project management, property management and engineering & design into a Property Services revenue line. Loan servicing revenues are included in Other revenue.

Significant accounting policies are summarized as follows:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method is used. Inter-company transactions and accounts are eliminated on consolidation.

When applying the principles of consolidation, the Company begins by determining whether an investee is a variable interest entity (“VIE”) or a voting interest entity (“VOE”). Assessing whether an entity is a VIE or a VOE involves judgment and analysis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, and any related party or de facto agent implications of the Company’s involvement with the entity.

VOEs are embodied by common and traditional corporate and certain partnership structures. For VOEs, the interest holder with control through majority ownership and majority voting rights consolidates the entity.

For VIEs, identification of the primary beneficiary determines the accounting treatment. In evaluating whether the Company is the primary beneficiary, it evaluates its direct and indirect economic interests in the entity. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in the VIE. Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative approach focused on identifying which reporting entity has both (1) the power to direct the activities of a VIE that most significantly impact such entity’s economic performance and (2) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity.

The primary beneficiary analysis is performed at the inception of the Company’s investment and upon the occurrence of a reconsideration event. When the Company determines it is the primary beneficiary of a VIE, it consolidates the VIE; when it is determined that the Company is not the primary beneficiary of the VIE, the investment in the VIE is accounted for at fair value or under the equity method, based upon an election made at the time of investment.

Cash and cash equivalents

Cash equivalents consist of short-term interest-bearing securities and money market mutual funds. These cash equivalents are readily convertible into cash and the interest-bearing securities have original maturities at the date of purchase of three months or less. The Company also maintains custodial escrow accounts, agency and fiduciary funds relating to its debt finance operations and as an agent for its property management operations. These amounts are not included in the accompanying consolidated balance sheets as they are not assets of the Company.

Restricted cash

Restricted cash consists primarily of cash amounts set aside to satisfy legal or contractual requirements arising in the normal course of business, primarily at Colliers Mortgage.

Receivables and allowance for credit losses

Accounts receivable are recorded when the Company has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. From the point of initial recognition, the carrying value of such receivables and contract assets, net of allowance for doubtful accounts, represents their estimated net realizable value after deducting for potential credit losses. The Company’s expected loss allowance methodology uses historical collection experience, the current status of customers’ accounts receivable and considers both current and expected future economic and market conditions. Due to the short-term nature of such receivables, the estimate of accounts receivable that may be collected is based on the aging of the receivable balances and the financial condition of customers. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The allowances are then reviewed on a quarterly basis to ensure that they are appropriate. After all collection efforts have been exhausted by management, the outstanding balance considered not collectible is written off against the allowance. In providing for credit losses as at December 31, 2020, the Company considered the current and expected future economic and market conditions surrounding the novel coronavirus (“COVID-19”) pandemic and determined to adjust its historical loss rates for the increased credit risk with an associated credit loss expense included in Selling, general and administrative expenses.

In some cases, the Company may record a receivable or a contract asset which corresponds with payables which the Company is only obligated to pay upon collection of the receivable (“Reimbursable receivables”). These receivables correspond with commissions payable, payables to facilitate collection from the customer and make payments to subcontractors or relate to collection from tenants for payment to the landlord. These corresponding payables are typically satisfied on a pay-when-paid basis. In relation to Reimbursable receivables, an allowance is only recorded to the extent that the Company will incur credit losses.

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments

Equity method investments

For equity investments where it does not control the investee, and where it is not the primary beneficiary of a VIE, but can exert significant influence over the financial and operating policies of the investee the Company utilizes the equity method of accounting. The evaluation of whether the Company exerts control or significant influence over the financial and operation policies of the investees requires significant judgement based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include the type of investment, the legal structure of the investee, any influence the Company may have on the governing board of the investee.

The Company’s equity method investees that are investment companies record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company’s share of the investee’s underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees.

The Company’s share of the investee’s underlying net income or loss is based upon the most currently available information, which may precede the date of the consolidated statement of financial condition and is realized in other (income) expense. Distributions received reduce the Company’s carrying value of the investee.

Investments in debt and equity securities

The Company invests in debt and equity securities primarily in relation to its wholly owned captive insurance company and Colliers Securities, a broker-dealer licensed under the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”). These investments are accounted for at fair value with changes recorded in net earnings (loss).

Financial instruments and derivatives

Certain loan commitments and forward sales commitments related to the Company’s warehouse receivables meet the definition of a derivative asset and are recorded at fair value in the consolidated balance sheets upon the execution of the commitment to originate a loan with a borrower and to sell the loan to an investor, with a corresponding amount recognized as revenue in the consolidated statements of earnings. The estimated fair value of loan commitments includes the value of loan origination fees and premiums on anticipated sale of the loan, net of related costs and broker fees, a loss sharing reserve, the fair value of the expected net cash flows associated with servicing of the loan, and the effects of interest rate movements. The estimated fair value of the forward sales commitments includes the effects of interest rate movements. Adjustments to the fair value related to loan commitments and forward sale commitments are included within Capital Markets revenue on the consolidated statements of earnings.

From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long-term debt. Hedge accounting is applied and swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings and the unrealized gain or loss is recognized in other comprehensive income. If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method. In addition, the Company may enter into short-term foreign exchange contracts to lower its cost of borrowing, to which hedge accounting is not applied.

Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value. See note 25 for additional information on derivative financial instruments.

Fair value

The Company uses the fair value measurement framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1	–	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2	–	Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3	–	Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Convertible notes

The Company issued Convertible Notes in May 2020 (see note 14). The Convertible Notes are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature. Interest on the Convertible Notes is recorded as interest expense. Financing fees are amortized over the life of the Convertible Notes as additional non-cash interest expense utilizing the effective interest method.

The earnings per share impact of the Convertible Notes is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable subordinate voting shares is added to the denominator.

Financing fees

Financing fees related to the Revolving Credit Facility are recorded as an asset and amortized to interest expense using the effective interest method. Financing fees related to the Senior Notes and Convertible Notes are recorded as a reduction of the debt amount and are amortized to interest expense using the effective interest method.

Financial guarantees and allowance for loss sharing obligations

For certain loans originated and sold under the Fannie Mae Delegated Underwriting and Servicing (“DUS”) Program the Company undertakes an obligation to partially guarantee performance of the loan typically up to one-third of any losses on loans originated.

When the Company commits to making a loan to a borrower, it recognizes a liability equal to the estimated fair value of this loss sharing obligation (the “Loss Reserve”), which reduces the gain on sale of the loan reported in Capital Markets revenue.

In accordance with ASC 326, the Company estimates the credit losses expected over the life of the credit exposure related to this loss sharing obligation and performs a quarterly analysis of the Loss Reserve. The Company evaluates the Loss Reserve on an individual loan basis and the evaluation models consider the specific details of the underlying property used as collateral, such as occupancy and financial performance. The models also analyze historical losses, current and expected economic conditions, and reasonable and supportable forecasts. Changes to the Loss Reserve are recognized as an expense. For the period ended December 31, 2020, the analysis incorporated specific economic conditions related to the COVID-19 pandemic. See note 26 for further information on the DUS Program and the loss-sharing obligation.

Warehouse receivables

The Company originates held for sale mortgage loans with commitments to sell to third party investors. These loans are referred to as warehouse receivables and are funded directly to borrowers by the warehouse credit facilities. The facilities are generally repaid within 45 days when the loans are transferred while the Company retains the servicing rights. The Company elects the fair value option for warehouse receivables.

Mortgage servicing rights (“MSRs”)

MSRs, or the rights to service mortgage loans for others, result from the sale or securitization of loans originated by the Company and are recognized as intangible assets on the Consolidated Balance Sheets. The Company initially recognizes MSRs based on the fair value of these rights on the date the loans are sold. Subsequent to initial recognition, MSRs are amortized and carried at the lower of amortized cost or fair value. They are amortized in proportion to and over the estimated period that net servicing income is expected to be received based on projections and timing of estimated future net cash flows.

In connection with the origination and sale of mortgage loans for which the Company retains servicing rights, an asset or liability is recognized based upon the fair value of the MSR on the date that the loans are sold. Upon origination of a mortgage loan held for sale, the fair value of the retained MSR is included in the forecasted proceeds from the anticipated loan sale and results in a net gain (which is reflected in Capital Markets revenue).

MSRs do not actively trade in an open market with readily observable prices; therefore, fair value is determined based on certain assumptions and judgments. The valuation model incorporates assumptions including contractual servicing fee income, interest on escrow deposits, discount rates, the cost of servicing, prepayment rates, delinquencies, the estimated life of servicing cash flows and ancillary income and late fees. The assumptions used are subject to change based upon changes to estimates of future cash flows and interest rates, among other things. The key assumptions used during the years ended December 31, 2020 in measuring fair value were as follows:

As at December 31,
2020

Discount rate	11.5%
Conditional prepayment rate	6.0%

As at December 31, 2020, the estimated fair value of MSRs was $108,315. See notes 4 and 11 for the acquisition date fair value and current carrying value of the MSR assets. The estimated fair value of Impairment is evaluated quarterly through a comparison of the carrying amount and fair value of the MSRs, and recognized with the establishment of a valuation allowance. Other than write-offs due to prepayments of sold Warehouse receivables where servicing rights have been retained, there have been no instances of impairment since acquiring Colliers Mortgage.

Goodwill and intangible assets

Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired. Indefinite life intangible assets are not subject to amortization. Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Investment management contracts	straight-line over 5 to 15 years
Trademarks and trade names	straight-line over 2 to 10 years
Franchise rights	straight-line over 2 to 15 years
Management contracts and other	straight-line over life of contract ranging from 2 to 10 years
Backlog	as underlying backlog transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level. The Company has four distinct reporting units. Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required. Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a quantitative goodwill impairment test is performed. The quantitative test compares the reporting unit’s carrying amount, including goodwill with the estimated fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, the difference is reported as an impairment loss. Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests

Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur.

Revenue

The Company generates revenue from contracts with customers through its provision of commercial real estate services. These services consist of Leasing, Capital Markets, Outsourcing & Advisory and Investment Management services.

(a) Leasing

Leasing includes landlord and tenant representation services. Landlord representation provides real estate owners with services to strategically position properties and to secure appropriate tenants. Tenant representation focuses on assisting businesses to assess their occupancy requirements and evaluating and negotiating leases and lease renewals.

(b) Capital Markets

Capital Markets revenue is generated through sales brokerage and other capital markets transactions. These services include real estate sales, debt origination and placement, equity capital raising, market value opinions, acquisition advisory and transaction management. The Company’s debt finance operations relate to the origination and sale of multifamily and commercial mortgage loans

(c) Outsourcing & Advisory

Outsourcing & Advisory services consist of project management, engineering and design, valuation services, property management as well as loan servicing. Project management services include design and construction management, move management and workplace solutions consulting. Engineering & design services consist of multidisciplinary planning, consulting and design engineering services to multiple end-markets. Project management and engineering & design engagements range from single project contracts with a duration of less than one year to multi-year contracts with multiple discrete projects. Property management provides real estate service solutions to real estate owners. In addition to providing on-site management and staffing, the Company provides support through centralized resources such as technical and environmental services, accounting, marketing and human resources. Consistent with industry standards, management contract terms typically range from one to three years, although most contracts are terminable at any time following a notice period, usually 30 to 120 days. Property management, project management and engineering & design are included in the Property Services revenue line.

Valuation services consist of helping customers determine market values for various types of real estate properties. Such services may involve appraisals of single properties or portfolios of properties. These appraisals may be utilized for a variety of customer needs including acquisitions, dispositions, financing or for tax purposes.

Loan servicing fees consist of revenues earned in accordance with the contractual arrangements associated with the Company’s debt finance operations and represent fees earned for servicing loans originated by the Company. Loan servicing revenues are included in the Other revenue line.

(d) Investment Management

Investment Management revenues include consideration for services in the form of asset management advisory and administration fees, transaction fees and incentive fees (carried interest). The performance obligation is to manage client’s invested capital for a specified period of time and is delivered over time.

Revenue recognition and unearned revenues

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of services, which are capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

(a)	Nature of services

The Company has determined that control of real estate sales brokerage services rendered transfer to a customer when a sale and purchase agreement becomes unconditional. Leasing services rendered transfer to a customer when a lease between the landlord and the tenant is executed. At these points in time the customer has received substantially all of the benefit of the services provided by the Company. The transaction price is typically associated with the underlying asset involved in the transaction, most commonly a percentage of the sales price or the aggregate rental payments over the term of the lease which are generally known when revenue is recognized.

Other Capital Market revenues are recorded when the Company’s performance obligation is satisfied. Although the performance obligation varies based upon the contractual terms of the transaction or service, the performance obligation is generally recognized at the point in time when a defined outcome is satisfied, including completion of financing or closing of a transaction. At this time, the Company has transferred control of the promised service and the customer obtains control.

Revenues from the Company’s debt finance operations, included in Capital Markets revenue, are excluded from the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized and a derivative asset is recorded upon the commitment to originate a loan with a borrower and corresponding sale to an investor. The derivative asset is recognized at fair value, which reflects the fair value of the contractual loan origination, related fees and sale premium, the estimated fair value of the expected net cash flows associated with the servicing of the loan and the estimated fair value of guarantee obligations to be retained. Debt finance revenue also includes changes to the fair value of loan commitments, forward sale commitments and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during the holding periods. MSRs and guarantee obligations are recognized as assets and liabilities, respectively, upon the sale of the loans.

Outsourcing & Advisory services including those provided in relation to property management, project management and engineering & design transfer to the customer over time as the services are performed and revenue from providing these services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based upon the actual labor hours spent relative to the total expected labor hours or the project costs incurred relative to the total project costs. For some projects certain obligations that are representative of the work completed may be used as an alternative to recognize revenue. The use of labor hours or overall project costs is dependent upon the input that best represents the progress of the work completed in relation to the specific contract. For cost-reimbursable and hourly-fee contracts, revenue is recognized in the amount to which the Company has a right to invoice.

For other advisory services, including valuation and appraisal review, the customer is unable to benefit from the services until the work is substantially complete, revenue is recognized upon delivery of materials to the customer because this faithfully represents when the service has been rendered. For most fixed fee consulting assignments, revenue is recognized based upon the actual service provided to the end of the reporting period as a proportion of the total services to be provided.

Loan servicing revenues are recognized over the contractual service period. Loan servicing fees related to retained MSRs are governed by ASC 820 and ASC 860 and excluded from the scope of ASC 606. Loan servicing fees earned from servicing contracts which the Company does not hold mortgage servicing rights are in scope of ASC 606.

Investment Management advisory fees are recognized as the services are performed over time and are primarily based on agreed-upon percentages of assets under management or committed capital. Revenue recognition for transactional performance obligations are recognized at a point in time when the performance obligation has been met. The Company receives investment management advisory incentive fees (carried interest) from certain investment funds. These incentive fees are dependent upon exceeding specified performance thresholds on a relative or absolute basis, depending on the product. Incentive fees are recognized when it is determined that significant reversal is considered no longer probable (such as upon the sale of a fund’s investment or when the amount of assets under management becomes known as of the end of the specified measurement period). Pursuant to the terms of the Harrison Street Real Estate Capital, LLC (“Harrison Street”) acquisition, incentive fees related to assets that were invested prior to the acquisition date by its former owners are allocated to certain employees and former owners; as such the full amount of these incentive fees is passed through as compensation expense and recognized as cost of revenues in the consolidated statement of earnings.

(b)	Significant judgments

The Company’s contracts with customers may include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Where a contract contains multiple performance obligations, judgment is used to assess whether they are distinct and accounted for separately or not distinct and are accounted for and recognized together.

Brokerage commission arrangement may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, these may include rebates and/or contingencies. The Company estimates variable consideration and performs a constraint analysis for these contracts on the basis of historical information to estimate the amount the Company will ultimately be entitled to. Generally, revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue as associated with the occurrence or non-occurrence of an event that is outside of the Company’s control or where the facts and circumstances of the arrangement limit the Company’s ability to predict whether this event will occur. When revenue is constrained, this revenue is not recognized until the uncertainty has been resolved.

Outsourcing & Advisory arrangements may include incentives tied to achieving certain performance targets. The Company estimates variable consideration or performs a constraint analysis for these contracts on the basis of circumstances specific to the project and historical information in order to estimate the amount the Company will ultimately be entitled to. Estimates of revenue, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

In providing project management, engineering and design or property management services, the Company may engage subcontractors to provide on-site staffing or to provide specialized technical services, materials and/or installation services. These arrangements are assessed and require judgment to determine whether the Company is a principal or an agent of the customer. When the Company acts as a principal, because it is primarily responsible for the delivery of the completed project and controls the services provided by the subcontractors, these amounts are accounted for as revenue on a gross basis. However, when the Company acts as an agent, because it does not control the services prior to delivery to the customer, these costs are accounted for on a net basis.

In some cases, the Company may facilitate collection from the customer and payments to subcontractors or may facilitate collection from tenants for payment to the landlord. In these instances, balances are recorded as accounts receivable and accounts payable until settled.

Investment Management fee arrangements are unique to each contract and evaluated on an individual basis to determine the timing of revenue recognition and significant judgment is involved in making such determination. At each reporting period, the Company considers various factors in estimating revenue to be recognized. Incentive fees have a broad range of possible amounts and the determination of these amounts is based upon the market value for managed assets which is highly susceptible to factors outside of the Company’s influence. As a result, incentive fee revenue is generally constrained until significant reversal is considered no longer probable.

Certain constrained Capital Markets and Leasing fees, Outsourcing & Advisory fees and Investment Management fees may arise from services that began in a prior reporting period. Consequently, a portion of the fees the Company recognizes in the current period may be partially related to the services performed in prior periods. In particular, substantially all investment management incentive fees recognized in the period were previously constrained.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. The Company invoices the customer and records a receivable when it has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. Contract liabilities consist of payments received in advance of recognizing revenue. These liabilities consist primarily of payments received for outsourcing and advisory engagements where a component of the revenue may be paid by the customer prior to the benefits of the services transferring to the customer. As a practical expedient, the Company does not adjust the promised amount of consideration for the effect of a significant financing component when it is expected, at contract inception, that the period between transfer of the service and when the customer pays for that service will be one year or less. The Company does not typically include extended payment terms in its contracts with customers.

The Company generally does not incur upfront costs to obtain or fulfill contracts that are capitalizable to contract assets and if capitalizable they would be amortized to expense within one year or less of incurring the expense; consequently, the Company applies the practical expedient to recognize these incremental costs as an expense when incurred. Any costs to obtain or fulfill contracts that exceed one year are capitalized to contract assets and amortized over the term of the contract on a method consistent with the transfer of services to the customer and the contract’s revenue recognition.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 90 days. With the exceptions of sales brokerage and lease brokerage, the Company does not expect to have any contracts where the period between the transfer of services to the customer and the payment by the customer exceeds one year. With regard to sales brokerage and lease brokerage, arrangements may exist where the service is transferred but payment is not received for a period greater than one year. However, arrangements of this nature do not contain a significant financing component because the amount and timing varies on the basis of the occurrence or non-occurrence of an event that is outside the control of the Company or the customer. As a consequence, the Company does not adjust the transaction prices for the time value of money.

Contract liabilities represent advance payments associated with the Company’s performance obligations that have not yet been satisfied. The majority of the balances are expected to be recognized to revenue or disbursed on behalf of the client within a year.

Remaining performance obligations

Remaining performance obligations represent the aggregate transaction prices for contracts where the Company’s performance obligations have not yet been satisfied. The Company applies the practical expedient related to remaining performance obligations that are part of a contract that has an original expected duration of one year or less and the practical expedient related to variable consideration from remaining performance obligations.

Stock-based compensation

For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award adjusted for expected forfeitures. The related stock option compensation expense is allocated using the graded attribution method.

Long-term incentive plans

Under these plans, certain subsidiary employees are compensated if the earnings before interest, income tax and amortization of the subsidiary increases. Awards under these plans generally have a term of up to ten years, a vesting period of five to ten years and are settled in cash at the end of the term. If an award is subject to a vesting condition, then the graded attribution method is applied to the fair value or intrinsic value of the award. The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued compensation.

Foreign currency translation and transactions

Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax

Income tax has been provided using the asset and liability method whereby deferred tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken utilizing a two-step approach. The first step is to determine whether it is more likely than not that the tax position will be sustained upon examination by tax authorities on the basis technical merits of the position. The second step is to recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Leases

The Company recognizes an operating lease right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheet at the lease commencement date. Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term adjusted for lease pre-payments and lease incentives. After the commencement date any modifications to the leasing arrangement are assessed and the ROU asset and lease liability are remeasured to recognize modifications to the lease term or fixed payments. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate based on the information available at commencement date is used to determine the present value of lease payments. The Company uses the implicit rate when readily determinable. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating leases ROU assets are amortized to selling, general and administrative expenses (“SG&A”) straight-line over the lease term.

Finance leases are included in fixed assets and long-term debt on the consolidated balance sheet. Finance lease assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of lease term.

Variable lease payments and variable payments related to non-lease components are recorded to SG&A as incurred. Variable lease payments include amounts related to changes in payments associated with changes in an index or rate but which are not also associated with a remeasurement of the lease liability.

The Company has operating lease agreements with lease and non-lease components, and the Company has elected to apply the practical expedient to not separate lease and nonlease components and therefore the ROU assets and lease liabilities include payments related to services included in the lease agreement. Additionally, for certain leases the Company has elected to group leases that commence at the same time and where accounting does not materially differ from accounting for the leases individually as a portfolio of leases.

The Company has elected not to recognize ROU assets and lease liabilities for leases that have a term of twelve months or less. Similarly, the Company will be applying the practical expedient to not recognize assets or liabilities related to a business combination when the acquired lease has a remaining term of twelve months or less at the acquisition date. The payments associated with these leases are recorded to SG&A on a straight-line basis over the remaining lease term.

Business combinations

All business combinations are accounted for using the acquisition method of accounting. Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings. However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

Government assistance related to the COVID-19 pandemic

The Company received $34,767 of wage subsidies from governments in several countries around the world during the year ended December 31, 2020. $24,456 of the wage subsidies were recorded as reduction to cost of revenues and $9,312 were recorded as a reduction to selling, general and administrative expenses in the Consolidated Statements of Earnings.

3.	Impact of recently issued accounting standards

Recently adopted accounting guidance

Current Expected Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses. This ASU creates a new framework to evaluate financial instruments, such as trade receivables, for expected credit losses. This new framework replaces the previous incurred loss approach and is expected to result in more timely recognition of credit losses.

The Company has adopted Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments effective January 1, 2020 using the modified retrospective basis recording a cumulative catch-up adjustment to retained earnings. Following adoption of the standard, the Company’s methodology of reserving for Accounts receivable and other receivable-related financial assets, including contract assets has changed. See note 2 for details on the significant accounting policies related to receivables and allowance for doubtful accounts. The adoption of the standard has had the impact of accelerating the recognition of credit losses on certain receivables and the Company recognized a non-cash cumulative catch-up adjustment to retained earnings in the amount of $3,629, net of $805 in taxes, on the opening consolidated balance sheet as of January 1, 2020.

Goodwill impairment testing

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other: Simplifying the Accounting for Goodwill Impairment to remove Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under this guidance, a goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company has adopted the standard effective January 1, 2020. Adoption of the ASU simplifies the goodwill impairment testing process for the Company without any direct impact on the financial statements.

Capitalization of implementation costs in relation to hosting arrangements

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40). This ASU aligns the capitalizing of implementation costs incurred in relation to a hosting arrangement with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. It also requires these capitalized costs to be expensed over the term of the hosting arrangement and to the same line as the hosting arrangement. As this ASU clarifies the previously existing ambiguity related to capitalization, it was determined that the guidance under the ASU is consistent with the Company’s existing capitalization process for development costs related to hosting arrangements without any impact on the financial statements.

Recently issued accounting guidance, not yet adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. With LIBOR ceasing at the end of 2021, a significant volume of contracts and other arrangements will be impacted by the transition required to alternative reference rates. This ASU provides optional expedients and exceptions to reduce the costs and complexity of applying existing GAAP to contract modifications and hedge accounting if certain criteria are met. The standard is effective from the beginning of an interim period that includes the March 12, 2020 issuance date of the ASU through December 31, 2022. On March 25, 2020, the Alternative Reference Rates Committee (the “ARRC”), which is a group of private-market participants convened by the Federal Reserve Board and the New York Fed, reiterated the end of 2021 timeline for the phase out of LIBOR amid the uncertainty surrounding the COVID-19 pandemic. The Company is currently assessing the options available under this ASU and their potential impacts on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contract in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments and reduces the number of embedded conversion features being separately recognized from the host contract as compared to current GAAP. The ASU also enhances information transparency through targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. The standard is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The standard can be applied using the modified retrospective method of transition or a fully retrospective method of transition. The Company is currently assessing the options available under this ASU and their potential impacts on its consolidated financial statements.

4.	Acquisitions

2020 acquisitions:

On May 29, 2020, the Company acquired controlling interests in four subsidiaries of Dougherty Financial Group LLC – Dougherty Mortgage LLC, Dougherty & Company LLC, Dougherty Funding LLC and Dougherty Insurance Agency LLC. Headquartered in Minneapolis, Dougherty operates across 21 states in the U.S. Dougherty’s mortgage banking operations have been renamed as “Colliers Mortgage” while all brokerage, investment banking, capital markets and public finance services were renamed “Colliers Securities” which operates as a broker-dealer and is licensed under the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority.

Colliers Mortgage is licensed as a U.S. Department of Housing and Urban Development (“HUD”) title II non-supervised mortgagee, a Government National Mortgage Association (“Ginnie Mae”) issuer, and a Federal National Mortgage Association (“Fannie Mae”) approved Delegated Underwriting and Servicing Program (“DUS”) lender for multifamily affordable and market rate housing and senior housing mortgage loans. Colliers Mortgage is also an approved lender in the United States Department of Agriculture (“USDA”) Community Facilities Guaranteed Loan Program. Ginnie Mae and Fannie Mae together are referred to as government sponsored enterprises (“GSEs”).

On July 13, 2020, the Company acquired a controlling interest in Maser Consulting P.A. (“Maser”), headquartered in New Jersey. Maser operates in the Americas segment across 13 U.S. states. Maser is a leading multi-disciplinary engineering design and consulting firm in the U.S.

During the year ended December 31, 2020 the Company acquired controlling interests in two Colliers International affiliates operating in the Americas segment (Austin, Texas and Nashville, Tennessee).

The acquisition date fair value of consideration transferred and purchase price allocation was as follows:

	Colliers			Aggregate
	Mortgage	Maser	Other	Acquisitions

Current assets, excluding cash	$46,510	$57,533	$2,800	$106,843
Warehouse receivables	31,282	-	-	31,282
Non-current assets	9,021	37,516	3,449	49,986
Current liabilities	(55,881)	(32,582)	(3,156)	(91,619)
Warehouse credit facilities	(25,850)	-	-	(25,850)
Long-term liabilities	(6,266)	(54,739)	(2,951)	(63,956)
	$(1,184)	$7,728	$142	$6,686

Cash consideration, net of cash acquired of $50,331	$(134,204)	$(59,355)	$(12,049)	$(205,608)
Acquisition date fair value of contingent consideration	(9,250)	(12,204)	(2,263)	(23,717)
Total purchase consideration	$(143,454)	$(71,559)	$(14,312)	$(229,325)

Acquired intangible assets (note 11)
Indefinite life	$29,200	$-	$-	$29,200
Finite life	$105,150	$51,100	$11,430	$167,680
Goodwill	$53,530	$56,838	$7,616	$117,984
Redeemable non-controlling interest	$43,242	$44,107	$4,876	$92,225

Indefinite life intangible assets consist mainly of the mortgage licenses acquired, and the fair value of these licenses are determined using revenue growth rates, attrition rates and applicable discount rates.

The MSR intangible asset acquired with Colliers Mortgage had a fair value of $99,900 at the acquisition date and had a weighted average useful life of 8.15 years. The key assumptions used in measuring the fair value of the MSR intangible assets at acquisition date included a discount rate of 11.20% and a conditional prepayment rate of 6.30%.

2019 acquisitions:

The Company acquired controlling interests in four businesses, two operating in the Americas (Virginia; North Carolina), one operating in EMEA (Sweden), and one operating in Asia Pacific (India).

The acquisition date fair value of consideration transferred and purchase price allocation was as follows:

Aggregate
Acquisitions

Current assets, excluding cash	$29,720
Non-current assets	7,989
Current liabilities	(18,616)
Long-term liabilities	(11,913)
$7,180

Cash consideration, net of cash acquired of $4,765	$(80,576)
Acquisition date fair value of contingent consideration	-
Total purchase consideration	$(80,576)

Acquired intangible assets	$42,226
Goodwill	$58,221
Redeemable non-controlling interest	$27,051

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects. For acquisitions completed during the year ended December 31, 2020, goodwill in the amount of $61,146 is deductible for income tax purposes (2019 - $12,816).

The Company typically structures its business acquisitions to include contingent consideration. Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to five-year periods following the dates of acquisition. The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period. If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period. The fair value recorded on the consolidated balance sheet as at December 31, 2020 was $115,643 (December 31, 2019 - $84,992). See note 25 for discussion on the fair value of contingent consideration. Contingent consideration with a compensatory element is revalued at each reporting period and recognized on a straight-line basis over the term of the contingent consideration arrangement. The liability recorded on the balance sheet for the compensatory element of contingent consideration arrangements as at December 31, 2020 was $17,646 (December 31, 2019 - $23,014). The estimated range of outcomes (undiscounted) for all contingent consideration arrangements, including those with an element of compensation is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $184,660 to a maximum of $208,610. These contingencies will expire during the period extending to December 2024.

The consideration for the acquisitions during the year ended December 31, 2020 was financed from borrowings on the Revolving Credit Facility and cash on hand. During the year ended December 31, 2020, $29,405 was paid with reference to contingent consideration (2019 - $23,962).

The amounts of revenues and earnings contributed from the dates of acquisition and included in the Company’s consolidated results for the year ended December 31, 2020, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition dates been January 1, 2019, are as follows:

	Revenues	Net earnings

Actual from acquired entities for 2020	$194,977	$24,449
Supplemental pro forma for 2020 (unaudited)	2,927,994	104,662
Supplemental pro forma for 2019 (unaudited)	3,378,981	163,942

Supplemental pro forma results were adjusted for non-recurring items.

5.	Real estate assets held for sale

From time to time, the Company’s Investment Management segment purchases real estate assets for placement into a fund. This typically occurs in the early stages of fundraising where temporary liquidity is needed to fund investment opportunities that arise prior to the availability of fund capital. The purchased assets are recorded as real estate assets held for sale prior to the ultimate sale to the identified fund. The assets are typically held for a short period of time not expected to exceed twelve months. The transactions are not intended as an alternative source of operating earnings and the arrangements to sell the assets to a fund are generally structured not to generate any gain or loss. The purchases are accounted for by the acquisition method of accounting for asset purchases that do not constitute the acquisition of a business.

In December 2019, the Company acquired a controlling interest in a portfolio of land and buildings located in the United Kingdom and associated liabilities (“Asset A”) from an unrelated party. In May 2020, the Company sold Asset A to a fund, without gain or loss.

In July 2020, the Company acquired a controlling interest in an undeveloped parcel of land located in the United Kingdom and associated liabilities (“Asset B”) from an unrelated party. In December 2020, the Company sold Asset B to a fund, without gain or loss.

In November 2020, the Company acquired a controlling interest in an undeveloped parcel of land located in the United States and associated liabilities (“Asset C”) from an unrelated party. In December 2020, the Company sold Asset C to a fund, without gain or loss.

Each of these transactions are related to newly established closed-end funds which are managed by the Company and as is customary for closed-end funds, the Company has a limited partner equity interest of between 1% and 2%.

During the year ended December 31, 2020, the real estate assets generated $2,396 of net earnings (2019 - $195) which was included in the Company’s consolidated net earnings.

6.	Acquisition-related items

Acquisition-related expense comprises the following:

	Year ended December 31,
	2020	2019

Transaction costs (note 4)	$16,169	$5,725
Contingent consideration fair value adjustments	23,393	10,849
Contingent consideration compensation expense	6,286	11,958
	$45,848	$28,532

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as the preceding four years.

7.	Other income, net

	Year ended December 31,
	2020	2019

Loss (gain) on investments	$271	$(109)
Fair value adjustment on DPP (note 16)	142	465
Other	(400)	(144)
	$13	$212

8.	Prepaid expenses and other assets

	As at December 31,
	2020	2019

Prepaid expenses	$35,956	$42,826
Advisor loans receivable	18,571	18,448
Investments in equity securities	3,918	10,788
Investments in debt securities	12,525	1,862
Deferred Purchase Price (notes 16, 25)	87,957	69,873
Other	18,853	1,374

Prepaid and other assets (Current Assets)	$177,780	$145,171

	As at December 31,
	2020	2019

Advisor loans receivable	$42,900	$48,283
Equity method investments	11,154	5,926
Investments in equity securities	5,261	5,565
Investments in debt securities	3,948	4,189
Financing fees, net of accumulated amortization of $4,956 (December 31, 2019 - $3,632)	3,751	4,469
Other	7,341	1,078

Other assets (Non-Current Assets)	$74,355	$69,510

Held to maturity investments

Investments in debt securities include held-to-maturity investments current $2,585 and non-current $3,948, both of which are recorded at amortized cost. The amortized cost (carrying value) of these investments approximated fair value. At December 31, 2020, all of these investments mature within 10 years.

Investments in equity securities

Investments in equity securities (current) include $3,847 (2019 - $3,887) recorded at fair value (see note 25). The remainder of current and non-current investments in equity securities are recorded at fair value following the net asset value practical expedient or recorded at cost less impairment adjusted for observable prices.

9.	Leases

The Company enters into premise leases and equipment leases as a lessee.

(a)	Premise leases

The Company leases office space where the remaining lease term ranges from less than one year to fifteen years. Leases generally include an initial contract term but some leases include an option to renew the lease for an additional period at the end of this initial term. These renewal periods range in length up to a period equivalent to the initial term of the lease. All of the Company’s premise leases are classified as operating leases.

(b)	Equipment leases

The Company leases certain equipment in its operations, including furniture and equipment, computer equipment and vehicles. Equipment leases may consist of operating leases or finance leases based upon the assessment of the facts at the commencement date of the lease. The remaining lease terms for equipment leases range from one year to five years. Certain leases may have the option to extend the leases for a short period or to purchase the asset at the end of the lease term.

The components of lease expense were as follows:

	Year ended December 31,
	2020	2019

Operating lease cost	$82,643	$77,394
Finance lease cost
Amortization of right-of-use assets	898	920
Interest on lease liabilities	17	19
Variable lease cost	25,297	26,030
Short term lease cost	3,662	4,712

Total lease expense	$112,517	$109,075

Sublease revenues	(2,844)	(3,124)
Total lease cost, net of sublease revenues	$109,673	$105,951

Supplemental information related to leases was as follows:

	Year ended December 31,
	2020	2019

Operating leases recognized on transition to ASC 842	$-	$274,696
Right-of-use assets obtained in exchange for new operating lease obligations	91,575	36,945
Right-of-use assets obtained in exchange for new finance lease obligations	2,160	400

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(83,351)	$(79,764)
Operating cash flows from finance leases	(17)	(19)
Financing cash flows from finance leases	(884)	(874)

Supplemental balance sheet information related to leases was as follows:

	As at December 31,
	2020	2019

Operating leases
Operating lease right-of-use assets	$288,134	$263,639
Operating lease liabilities - current	$(78,923)	$(69,866)
Operating lease liabilities - non-current	(251,680)	(229,224)
Total operating lease liabilities	$(330,603)	$(299,090)

Finance leases
Fixed assets, gross	$4,662	$3,164
Accumulated depreciation	(2,327)	(2,320)
Fixed assets, net	$2,335	$844

Long-term debt - current	$(1,113)	$(550)
Long-term debt - non-current	(1,316)	(303)
Total finance lease liabilities	$(2,429)	$(853)

Maturities of lease liabilities were as follows:

	One year	Two years	Three years	Four years	Five years	Thereafter	Total

Operating leases	$87,112	$74,269	$59,617	$46,302	$33,393	$60,239	$360,932

Present value of operating lease liabilities							330,603
Difference between undiscounted cash flows and discounted cash flows							$30,329

Finance leases	$1,115	$855	$470	$9	$-	$-	$2,449

Present value of finance lease liabilities							2,429
Difference between undiscounted cash flows and discounted cash flows							$20

As at December 31,
2020

Weighted average remaining lease term
Operating leases (years)	5.4
Finance leases (years)	2.0

Weighted average discount rate
Operating leases	3.1%
Finance leases	1.5%

As of December 31, 2020, the Company has additional operating leases, primarily for premises, that have not yet commenced of $150,692. These operating leases will commence within the next year and have lease terms ranging from one to fifteen years.

10.	Fixed assets

December 31, 2020		Accumulated
	Cost	depreciation	Net

Buildings	$2,558	$1,321	$1,237
Vehicles	8,539	2,505	6,034
Furniture and equipment	82,117	53,353	28,764
Computer equipment and software	151,246	114,429	36,817
Leasehold improvements	113,786	57,417	56,369
	$358,246	$229,025	$129,221

ROU assets - Finance leases are included in these balances.

December 31, 2019		Accumulated
	Cost	depreciation	Net

Buildings	$2,521	$1,178	$1,343
Vehicles	2,563	1,628	935
Furniture and equipment	66,338	48,194	18,144
Computer equipment and software	139,685	101,532	38,153
Leasehold improvements	96,102	47,480	48,622
	$307,209	$200,012	$107,197

11.	Intangible assets

The following table summarizes the gross value, accumulated amortization and net carrying value of the Company’s indefinite life and finite life intangible assets:

December 31, 2020	Gross
	carrying	Accumulated
	amount	amortization	Net

Indefinite life intangible assets:
Licenses	$29,200	$-	$29,200
Trademarks and trade names	24,096	-	24,096
	$53,296	$-	$53,296

Finite life intangible assets:
Customer lists and relationships	$345,511	$123,368	$222,143
Investment management contracts	270,600	60,723	209,877
Mortgage servicing rights ("MSRs")	114,909	13,121	101,788
Franchise rights	5,630	5,322	308
Trademarks and trade names	14,803	4,355	10,448
Management contracts and other	20,813	12,406	8,407
Backlog	16,307	12,244	4,063
	$788,573	$231,539	$557,034

	$841,869	$231,539	$610,330

	Gross
December 31, 2019	carrying	Accumulated
	amount	amortization	Net

Indefinite life intangible assets:
Trademarks and trade names	$23,810	$-	$23,810
	$23,810	$-	$23,810

Finite life intangible assets:
Customer lists and relationships	$310,856	$115,987	$194,869
Investment management contracts	270,600	36,434	234,166
Franchise rights	5,163	4,505	658
Trademarks and trade names	12,435	2,398	10,037
Management contracts and other	16,088	9,306	6,782
Backlog	8,558	1,426	7,132
	$623,700	$170,056	$453,644

	$647,510	$170,056	$477,454

In May 2020, the Company acquired MSR intangible assets in its acquisition of Colliers Mortgage. MSR intangible assets represent the carrying value of servicing assets in the Americas segment. The MSR asset is being amortized over the estimated period that the net servicing income is expected to be received. The amount of MSRs recognized in 2020 are summarized in the table below.

2020

Balance, January 1	$-
Recognized on business acquisitions	99,900
Additions, following the sale of loan	15,009
Amortization expense	(8,553)
Prepayments and write-offs	(4,568)
Balance, December 31	$101,788

During the year ended December 31, 2020, the Company acquired the following intangible assets:

		Estimated
		weighted
		average
		amortization
	Amount	period (years)

Indefinite life intangible assets:
Licenses - indefinite life	$29,200	-

Finite life intangible assets:
Customer lists and relationships	$52,193	9.8
Mortgage servicing rights (MSR)	99,900	8.2
Trademarks and trade names - finite life	3,500	2.0
Customer backlog	8,740	0.7
Other	4,800	4.6

	$198,333	8.1

The following is the estimated future expense for amortization of the recorded MSRs and other intangible assets for each of the next five years and thereafter:

For the year ended December 31,	MSRs	Other Intangibles	Total
2021	$13,469	68,831	$82,300
2022	12,376	62,153	74,529
2023	11,516	58,429	69,945
2024	10,730	48,828	59,558
2025	9,652	41,493	51,145
Thereafter	44,045	175,512	219,557
	$101,788	455,246	$557,034

12.	Goodwill

			Asia	Investment
	Americas	EMEA	Pacific	Management	Consolidated

Balance, December 31, 2018	$207,799	253,752	46,931	379,412	$887,894
Goodwill acquired during the year	11,970	846	45,405	-	58,221
Other items	330	4,404	-	-	4,734
Foreign exchange	311	(1,669)	(9)	(261)	(1,628)
Balance, December 31, 2019	220,410	257,333	92,327	379,151	949,221
Goodwill acquired during the year	117,984	-	-	-	117,984
Other items	-	-	150	-	150
Foreign exchange	(667)	18,213	2,942	1,141	21,629
Balance, December 31, 2020	337,727	275,546	95,419	380,292	1,088,984
Goodwill	363,998	278,858	95,419	380,292	1,118,567
Accumulated impairment loss	(26,271)	(3,312)	-	-	(29,583)
	$337,727	$275,546	$95,419	$380,292	$1,088,984

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired. No goodwill impairments were recorded in 2020 or 2019. The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

13.	Long-term debt

	As at December 31,
	2020	2019

Revolving Credit Facility	$213,239	$371,929
Senior Notes	255,790	234,901
Capital leases maturing at various dates through 2022	2,430	854
Other long-term debt maturing at various dates up to 2022	8,436	3,720
	479,895	611,404
Less: current portion	9,024	4,223

Long-term debt - non-current	$470,871	$607,181

The Company has a multi-currency senior unsecured revolving credit facility (the “Revolving Credit Facility”) of $1,000,000. The Revolving Credit Facility has a 5-year term ending April 30, 2024 and bears interest at an applicable margin of 1.25% to 3.0% over floating reference rates, depending on financial leverage ratios. The weighted average interest rate at December 31, 2020 was 3% (2019 – 3.4%). The Revolving Credit Facility had $777,322 of available undrawn credit as at December 31, 2020. As of December 31, 2020, letters of credit in the amount of $15,663 were outstanding ($9,836 as at December 31, 2019). The Revolving Credit Facility requires a commitment fee of 0.25% to 0.6% of the unused portion, depending on certain leverage ratios. At any time during the term, the Company has the right to increase the Revolving Credit Facility by up to $250,000 on the same terms and conditions.

The Company has outstanding €210,000 of senior unsecured notes with a fixed interest rate of 2.23% (the “Senior Notes”), which are held by a group of institutional investors. The Senior Notes have a 10-year term ending May 30, 2028.

The Revolving Credit Facility and the Senior Notes rank equally in terms of seniority and have similar financial covenants. The Company is required to maintain financial covenants including leverage and interest coverage. The Company was in compliance with these covenants as of December 31, 2020. The Company is limited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The effective interest rate on the Company’s long-term debt for the year ended December 31, 2020 was 3.9% (2019 – 3.8%). The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

For the year ended December 31,
2021	$9,023
2022	1,120
2023	713
2024	213,248
2025 and thereafter	255,791
$479,895

14.	Convertible notes

On May 19, 2020, the Company issued $230,000 aggregate principal of 4.0% Convertible Senior Subordinated Notes (the “Convertible Notes”) at par value. The Convertible Notes will mature on June 1, 2025 and bear interest of 4.0% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020. The Convertible Notes are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature. The Convertible Notes are unsecured and subordinated to all of the Company’s existing and future secured indebtedness, and are treated as equity for financial leverage calculations under the Company’s Revolving Credit Facility and Senior Notes.

At the holder’s option, the Convertible Notes may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 17.2507 Subordinate Voting Shares per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of $57.97 per Subordinate Voting Share.

The Company, at its option, may also redeem the Convertible Notes, in whole or in part, on or after June 1, 2023 at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, provided that the last reported trading price of the Subordinate Voting Shares for any 20 trading days in a consecutive 30 trading day period preceding the date of the notice of redemption is not less than 130% of the conversion price.

Subject to specified conditions, the Company may elect to repay some or all of the outstanding principal amount of the Convertible Notes, on maturity or redemption, through the issuance of Subordinate Voting Shares.

In connection with the issuance of the Convertible Notes, the Company incurred financing costs of $6,795 which are being amortized over five years using the effective interest rate method. For the year ended December 31, 2020 there was $752 of financing fee amortization included in interest expense within the accompanying Consolidated Statements of Earnings. The effective interest rate on the Convertible Notes is approximately 4.7%.

15.	Warehouse credit facilities

The following table summarizes the Company’s mortgage warehouse credit facilities as at December 31, 2020:

		December 31, 2020
	Current	Maximum	Carrying
	Maturity	Capacity	Value

Facility A - LIBOR plus 1.60%	January 11, 2021	$275,000	$167,004
Facility B - SOFR plus 1.70%	On demand	125,000	51,014
		$400,000	$218,018

Colliers Mortgage has warehouse credit facilities which are used exclusively for the purpose of funding warehouse mortgages receivable. The warehouse credit facilities are recourse only to Colliers Mortgage; these facilities are revolving and are secured by warehouse mortgages financed on the facilities, if any.

On January 11, 2021 Colliers Mortgage entered into an amendment to the financing agreement for Facility A modifying the borrowing capacity to $175,000 and extending the maturity date to October 20, 2021. On January 15, 2021 Colliers Mortgage entered into an additional amendment for Facility A temporarily increasing the borrowing capacity to $250,000 through March 31, 2021; The borrowing capacity will decrease to $125,000 on October 20, 2021.

16.	AR Facility

On April 12, 2019, the Company established a structured accounts receivable facility (the “AR Facility”) with committed availability of $125,000 and an initial term of 364 days, unless extended or an earlier termination event occurs. On April 27, 2020, the Company extended the term of AR Facility for another 364 days. Under the AR Facility, certain of the Company's subsidiaries continuously sell trade accounts receivable and contract assets (the “Receivables”) to wholly owned special purpose entities at fair market value. The special purpose entities then sell 100% of the Receivables to a third-party financial institution (the “Purchaser”). Although the special purpose entities are wholly owned subsidiaries of the Company, they are separate legal entities with their own separate creditors who will be entitled, upon their liquidation, to be satisfied out of their assets prior to any assets or value in such special purpose entities becoming available to their equity holders and their assets are not available to pay other creditors of the Company. As of December 31, 2020, the Company had drawn $97,959 under the AR Facility.

All transactions under the AR Facility are accounted for as a true sale in accordance with ASC 860, Transfers and Servicing (“ASC 860”). Following the sale and transfer of the Receivables to the Purchaser, the Receivables are legally isolated from the Company and its subsidiaries, and the Company sells, conveys, transfers and assigns to the Purchaser all its rights, title and interest in the Receivables. Receivables sold are derecognized from the consolidated balance sheet. The Company continues to service, administer and collect the Receivables on behalf of the Purchaser, and recognizes a servicing liability in accordance with ASC 860. The Company has elected the amortization method for subsequent measurement of the servicing liability, which is assessed for changes in the obligation at each reporting date. As of December 31, 2020, the servicing liability was nil.

Under the AR Facility, the Company receives a cash payment and a deferred purchase price (“Deferred Purchase Price” or “DPP”) for sold Receivables. The DPP is paid to the Company in cash on behalf of the Purchaser as the Receivables are collected; however, due to the revolving nature of the AR Facility, cash collected from the Company's customers is reinvested by the Purchaser monthly in new Receivable purchases under the AR Facility. For the year ended December 31, 2020, Receivables sold under the AR Facility were $1,053,977 and cash collections from customers on Receivables sold were $1,065,650, all of which were reinvested in new Receivables purchases and are included in cash flows from operating activities in the consolidated statement of cash flows. As of December 31, 2020, the outstanding principal on trade accounts receivable, net of Allowance for Doubtful Accounts, sold under the AR Facility was $115,889; and the outstanding principal on contract assets, current and non-current, sold under the AR Facility was $71,025. See note 25 for fair value information on the DPP.

For the year ended December 31, 2020, the Company recognized a loss related to Receivables sold of $142 (2019 - $465) that was recorded in other expense in the consolidated statement of earnings. Based on the Company’s collection history, the fair value of the Receivables sold subsequent to the initial sale approximates carrying value.

The non-cash investing activities associated with the DPP for the year ended December 31, 2020 were $70,079.

17.	Variable interest entities

The Company holds variable interests in certain Variable Interest Entities (“VIE”) in its Investment Management segment which are not consolidated as it was determined that the Company is not the primary beneficiary. The Company’s involvement with these entities is in the form of advisory fee arrangements and equity co-investments (typically 1%-2%).

The following table provides the maximum exposure to loss related to these non-consolidated VIEs:

	As at December 31,
	2020	2019

Investments in unconsolidated subsidiaries	$6,158	$1,981
Co-investment commitments	14,345	7,969
Maximum exposure to loss	$20,503	$9,950

18.	Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”). The RNCI are considered to be redeemable securities. Accordingly, the RNCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur. The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2020	2019

Balance, January 1	$359,150	$343,361
RNCI share of earnings	27,550	24,558
RNCI redemption increment	15,843	7,853
Distributions paid to RNCI	(33,293)	(29,662)
Purchase of interests from RNCI, net	(19,100)	(14,011)
RNCI recognized on business acquisitions	92,225	27,051
Balance, December 31	$442,375	$359,150

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries. These agreements allow the Company to “call” the RNCI at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before income taxes, interest, depreciation, and amortization. The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations. The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares. The redemption amount as of December 31, 2020 was $415,141 (2019 - $333,064). The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position. If all put or call options were settled with Subordinate Voting Shares as at December 31, 2020, approximately 4,600,000 such shares would be issued.

Increases or decreases to the formula price of the underlying shares are recognized in the statement of earnings as the NCI redemption increment.

19.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;

An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balances as at:
December 31, 2019	38,519,517	$441,780	1,325,694	$373	39,845,211	$442,153
December 31, 2020	38,863,742	457,620	1,325,694	373	40,189,436	457,993

During the year ended December 31, 2020, the Company declared dividends on its Common Shares of $0.10 per share (2019 - $0.10).

Pursuant to an agreement approved in February 2004 and restated on June 1, 2015 (the “Long Term Arrangement”), the Company agreed that it will make payments to Jay S. Hennick, its Chairman & Chief Executive Officer (“CEO”), that are contingent upon the arm’s length acquisition of control of the Company or upon a distribution of the Company’s assets to shareholders. The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets. The right to receive the payments may be transferred among members of the Chairman & CEO’s family, their holding companies and trusts. The agreement provides for the Chairman & CEO to receive each of the following two payments. The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$3.324. The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$6.472. Assuming an arm’s length acquisition of control of the Company took place on December 31, 2020, the amount required to be paid to the Chairman & CEO, based on a market price of C$113.28 per Subordinate Voting Share, would be US$393,850.

20.	Net earnings per common share

Diluted EPS is calculated using the “if-converted” method of calculating earnings per share in relation to the Convertible Notes, which were issued on May 19, 2020. As such, the interest (net of income tax) on the Convertible Notes is added to the numerator and the additional shares issuable on conversion of the Convertible Notes are added to the denominator of the earnings per share calculation to determine if an assumed conversion is more dilutive than no assumption of conversion. The “if-converted” method is used if the impact of the assumed conversion is dilutive. The “if-converted” method is dilutive for the year ended December 31, 2020.

The following table reconciles the basic and diluted common shares outstanding:

	Year ended December 31,
(in thousands of US dollars, except share information)	2020	2019

Net earnings attributable to Company	$49,074	$102,903
Adjusted numerator under the If-Converted Method	$49,074	$102,903

Shares issued and outstanding at beginning of period	39,845,211	39,213,136
Weighted average number of shares:
Issued during the period	140,657	336,426
Weighted average number of shares used in computing basic earnings per share	39,985,868	39,549,562
Assumed exercise of stock options acquired under the Treasury Stock Method	193,296	431,456
Number of shares used in computing diluted earnings per share	40,179,164	39,981,018

21.	Stock-based compensation

The Company has a stock option plan for certain officers, key full-time employees and directors of the Company and its subsidiaries, other than its Chairman & CEO who has a Long Term Arrangement as described in note 19. Options are granted at the market price for the underlying shares on the day immediately prior to the date of grant. Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued are new shares. As at December 31, 2020, there were 352,500 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.

Stock option activity for the years ended December 31, 2020 and 2019 was as follows:

			Weighted average
		Weighted	remaining	Aggregate
	Number of	average	contractual life	intrinsic
	options	exercise price	(years)	value
Shares issuable under options -
December 31, 2018	1,897,425	$45.08
Granted	960,000	70.99
Exercised	(632,075)	34.71
Forfeited	(223,750)	61.41
Shares issuable under options -
December 31, 2019	2,001,600	$58.96
Granted	547,250	85.79
Exercised	(344,225)	35.86
Forfeited	(14,500)	70.07
Shares issuable under options -
December 31, 2020	2,190,125	$69.22	3.2	$43,606
Options exercisable - December 31,2020	747,975	$60.51	2.3	$21,407

The Company incurred stock-based compensation expense related to these awards of $9,628 during the year ended December 31, 2020 (2019 - $7,831). As at December 31, 2020, the range of option exercise prices was $31.62 to $88.90 per share.

The following table summarizes information about option exercises:

	Year ended December 31,
	2020	2019

Number of options exercised	344,225	632,075

Aggregate fair value	$25,919	$43,873
Intrinsic value	13,576	21,934
Amount of cash received	12,343	21,939

Tax benefit recognized	$102	$1,322

As at December 31, 2020, there was $18,826 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next four years. During the year ended December 31, 2020, the fair value of options vested was $7,841 (2019 - $6,727).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	As at December 31,
	2020	2019

Risk free rate	0.2%	2.1%
Expected life in years	4.41	4.75
Expected volatility	36.5%	28.8%
Dividend yield	0.1%	0.1%

Weighted average fair value per option granted	$28.33	$19.87

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected life in years represents the estimated period of time until exercise and is based on historical experience. The expected volatility is based on the historical prices of the Company’s shares over the previous four years.

22.	Income tax

The following is a reconciliation stated as a percentage of pre-tax income of the combined statutory corporate income tax rate of Ontario, Canada to the Company’s effective tax rate:

	Year ended December 31,
	2020	2019

Combined statutory rate	26.5%	26.5%
Nondeductible expenses	1.5	3.0
Tax effect of flow through entities	(4.6)	(2.0)
Impact of changes in foreign exchange rates	0.3	(0.1)
Adjustments to tax liabilities for prior periods	(0.2)	(0.1)
Effect of changes in enacted tax rate in other jurisdictions	0.3	0.3
Changes in liability for unrecognized tax benefits	0.6	-
Stock-based compensation	1.5	0.3
Foreign, state, and provincial tax rate differential	(2.3)	(1.5)
Change in valuation allowance	3.8	(0.4)
Acquisition related costs and contingent consideration	1.6	1.4
Withholding taxes and other	1.8	0.4
Effective income tax rate	30.8%	27.8%

Earnings before income tax by jurisdiction comprise the following:

	Year ended December 31,
	2020	2019

Canada	$8,257	$10,876
United States	53,111	49,884
Foreign	75,167	129,838
Total	$136,535	$190,598

Income tax expense (recovery) comprises the following:

	Year ended December 31,
	2020	2019

Current
Canada	$3,309	$2,939
United States	19,577	15,029
Foreign	32,344	41,745
	55,230	59,713

Deferred
Canada	2,154	238
United States	(9,765)	(520)
Foreign	(5,573)	(6,418)
	(13,184)	(6,700)

Total	$42,046	$53,013

The significant components of deferred tax assets and liabilities are as follows:

	As at December 31,
	2020	2019

Loss carry-forwards and other credits	$18,314	$18,969
Expenses not currently deductible	33,442	28,446
Revenue not currently taxable	(14,076)	(6,212)
Stock-based compensation	526	386
Investments	10,696	7,870
Provision for doubtful accounts	8,308	4,585
Financing fees	(325)	(330)
Net unrealized foreign exchange losses	560	68
Depreciation and amortization	(57,746)	(44,577)
Operating leases	8,110	7,998
Less: valuation allowance	(13,324)	(7,801)
Net deferred tax (liabilities) assets	$(5,515)	$9,402

As at December 31, 2020, the Company believes that it is more likely than not that its deferred tax assets of $45,008 will be realized based upon future income, consideration of net operating loss (“NOL”) limitations, earnings trends, and tax planning strategies. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future income are reduced.

The Company has pre-tax NOL carry-forward balances as follows:

	Pre-tax loss carry forward		Pre-tax losses not recognized		Pre-tax losses recognized
	2020	2019	2020	2019	2020	2019

Canada	$5,632	$16,525	$65	$24	$5,567	$16,501
United States	3,059	3,144	924	922	2,135	2,222
Foreign	53,997	40,006	32,091	21,476	21,906	18,530

The Company has pre-tax capital loss carry-forwards as follows:

	Pre-tax loss carry forward		Pre-tax losses not recognized		Pre-tax losses recognized
	2020	2019	2020	2019	2020	2019

Canada	$1,922	$1,864	$1,922	$1,758	$-	$106
United States	1,698	1,698	1,698	1,698	-	-
Foreign	6,876	6,271	6,876	6,271	-	-

These amounts above are available to reduce future, federal, state, and provincial income taxes in their respective jurisdictions. NOL carry-forward balances attributable to Canada begin to expire in 2035. NOL carry-forward balances attributable to the United States begin to expire in 2028. Foreign NOL carry-forward balances begin to expire in 2021. The utilization of NOLs may be subject to certain limitations under federal, provincial, state or foreign tax laws.

Cumulative unremitted foreign earnings of US subsidiaries is nil (2019 - nil). Cumulative unremitted foreign earnings of international subsidiaries (other than the US) approximated $117,897 as at December 31, 2020 (2019 - $107,323). The Company has not provided a deferred tax liability on the unremitted foreign earnings as it is management’s intent to permanently reinvest such earnings outside of Canada. In addition, any repatriation of such earnings would not be subject to significant Canadian or foreign taxes.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

	2020	2019

Balance, January 1	$1,468	$1,460
Gross increases for tax positions of prior periods	908	71
Reduction for lapses in applicable statutes of limitations	(87)	(129)
Foreign currency translation	55	66

Balance, December 31	$2,344	$1,468

Of the $2,344 (2019 - $1,468) in gross unrecognized tax benefits, $2,344 (2019 - $1,468) would affect the Company’s effective tax rate if recognized. For the year-ended December 31, 2020, additional interest and penalties of $224 related to uncertain tax positions was accrued (2019 - $72; 2018 - $6). The Company reversed $44 of accrued interest and penalties related to positions lapsed in applicable statute of limitations in 2020 (2019 - $80; 2018 - $173). As at December 31, 2020, the Company had accrued $362 (2019 - $182) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $262 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company files tax returns in Canada and multiple foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for four to seven years and income tax returns filed with the United States Internal Revenue Service and related states are open for three to five years. Tax returns for significant other jurisdictions in which the Company conducts business are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above. Actual settlements may differ from the amounts accrued. The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

23.	Pension plan

The Company has a defined benefit pension plan (the “Plan”), which was assumed in connection with a business acquired during 2016. The Plan covers eligible employees in the Netherlands and provides old age, survivor, orphan and disability benefits. Effective December 31, 2016, enrollment in the Plan was frozen and no additional employees are entitled to join the Plan.

The Plan is covered by an insurance contract which limits the Company’s exposure to returns below a fixed discount rate. Effective August 31, 2019, the Company amended its insurance contract reducing its exposure to gains and losses as related to the fair value of the Plan assets and the projected benefit obligations under the Plan. The amendment constituted a settlement of $45,388 under ASC 715, as a result of the settlement, the insurance benefits were removed from the plan assets and the fair value of Plan assets reduced to $10 and the projected benefit obligation reduced to $1,813 as at December 31, 2019.

On December 31, 2020 the amended contract with the insurance company expired. The Company and the employees also completed an agreement to terminate the defined benefit plan and move to a defined contribution plan. The Company fully curtailed and terminated the plan which resulted in a gain of $2,093 recognized through net earnings in the year ended December 31, 2020.

24.	Other supplemental information

	Year ended December 31,
	2020	2019

Cash payments made during the year
Income tax, net of refunds	$46,492	$73,031
Interest	29,148	27,685

Non-cash financing activities
Dividends declared but not paid	2,009	1,992

Other expenses
Rent expense	$79,795	$76,893

25.	Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, unbilled revenues, other receivables and advisor loans receivable. Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks. Concentrations of credit risk with respect to receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across different service lines in various countries.

Foreign currency risk

Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than US dollars. A significant portion of revenue is generated by the Company’s Canadian, Australian, UK and Euro currency operations. The Company’s head office expenses are incurred primarily in Canadian dollars which are hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into US dollars. In particular, the amount of cash, working capital, goodwill and intangibles held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the consolidated balance sheets).

Interest rate risk

The Company utilizes an interest rate risk management strategy that may use interest rate hedging contracts from time to time. The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.

In April 2017, the Company entered into interest rate swap agreements to convert the LIBOR floating interest rate on $100,000 of US dollar denominated debt into a fixed interest rate of 1.897% plus the applicable margin. The swaps have a maturity of January 18, 2022.

In December 2018, the Company entered into additional interest rate swap agreements to convert the LIBOR floating interest rate on $100,000 of US dollar denominated debt into a fixed interest rate of 2.7205% plus the applicable margin. The swaps have a maturity of April 30, 2023.

The swaps are being accounted for as cash flow hedges and are measured at fair value on the balance sheet. Gains or losses on the swaps, which are determined to be effective as hedges, are reported in other comprehensive income.

Fair values of financial instruments

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2020:

	Carrying value at	Fair value measurements
	December 31, 2020	Level 1	Level 2	Level 3

Assets
Cash equivalents	$10,974	$10,974	$-	$-
Equity securities	3,983	3,847	136	-
Debt securities	9,940	-	9,940	-
Mortgage derivative assets	18,383	-	18,383	-
Warehouse receivables	232,207	-	232,207	-
Deferred Purchase Price on AR Facility	87,957	-	-	87,957
Total assets	$363,444	$14,821	$260,666	$87,957

Liabilities
Mortgage derivative liability	$7,062	$-	$7,062	$-
Interest rate swap liability	7,946		7,946
Contingent consideration liability	115,643	-	-	115,643
Total liabilities	$130,651	$-	$15,008	$115,643

There were no significant non-recurring fair value measurements recorded during the year ended December 31, 2020 or 2019.

Cash equivalents

Cash equivalents include highly liquid investments with original maturities of less than three months. Actively traded cash equivalents where a quoted price is readily available are classified as Level 1 in the fair value hierarchy.

Warehouse receivables

As at December 31, 2020, all of the Company’s mortgage warehouse receivables were under commitment to be purchased by a GSE or by a qualifying investor. These assets are classified as Level 2 in the fair value hierarchy as a substantial majority of the inputs are readily observable.

Mortgage-related derivatives

The fair value of interest rate lock commitments and forward sale commitments are derivatives and considered Level 2 valuations. Fair value measurements for both interest rate lock commitments and forward sales commitment consider observable market data, particularly changes in interest rates. In the case of interest rate lock commitments, the fair value measurement also considers the expected net cash flows associated with the servicing of the loans or the fair value of MSRs. However, the Company has evaluated the impact of the fair value of the MSRs on the fair value of the derivatives and they do not have a significant impact on the derivative fair values. The Company also considers the impact of counterparty non-performance risk when measuring the fair value of these derivatives. Given the credit quality of the Company’s counterparties, the short duration of interest rate lock commitments and forward sales contracts and the Company’s historical experience, the risk of nonperformance by the counterparties does not have a significant impact on the determination of fair value.

AR Facility deferred purchase price (“DPP”)

The Company recorded a DPP under its AR Facility. The DPP represents the difference between the fair value of the Receivables sold and the cash purchase price and is recognized at fair value as part of the sale transaction. The DPP is remeasured each reporting period in order to account for activity during the period, including the seller’s interest in any newly transferred Receivables, collections on previously transferred Receivables attributable to the DPP and changes in estimates for credit losses. Changes in the DPP attributed to changes in estimates for credit losses are expected to be immaterial, as the underlying Receivables are short-term and of high credit quality. The DPP is valued using Level 3 inputs, primarily discounted cash flows, with the significant inputs being discount rates ranging from 2.5% to 5.0% depending upon the aging of the Receivables. See note 16 for information on the AR Facility.

Changes in the fair value of the DPP comprises the following:

	2020	2019
Balance, January 1	$69,873	$-
Additions to DPP	68,017	100,252
Collections on DPP	(51,994)	(28,100)
Fair value adjustment	(142)	(465)
Foreign exchange and other	2,203	(1,814)
Balance, December 31	$87,957	$69,873

Contingent acquisition consideration

The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs. The fair value measurements were made using a discounted cash flow model; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 2.1% to 9.5%, with a weighted average of 4.6%). The wide range of discount rates is attributable to level of risk related to economic growth factors combined with the length of the contingent payment periods; and the dispersion was driven by unique characteristics of the businesses acquired and the respective terms for these contingent payments. A 2% increase in the weighted average discount rate would reduce the fair value of contingent consideration by $3,400.

Changes in the fair value of the contingent consideration liability comprises the following:

	2020	2019
Balance, January 1	$84,993	$93,865
Amounts recognized on acquisitions	23,717	-
Fair value adjustments (note 6)	23,393	10,849
Resolved and settled in cash	(17,249)	(19,665)
Other	788	(56)
Balance, December 31	$115,643	$84,993

Less: current portion	$5,802	$16,813
Non-current portion	$109,841	$68,180

The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated. The inputs to the measurement of the fair value of non-current receivables, advisor loans and long-term debt are Level 3 inputs. The fair value measurements were made using a net present value approach; significant model inputs were expected future cash outflows and discount rates.

The following are estimates of the fair values for other financial instruments:

	December 31, 2020		December 31, 2019
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Other receivables	$14,989	$14,989	$16,678	$16,678
Advisor loans receivable (non-current)	42,900	42,900	48,283	48,283
Long-term debt (non-current)	215,081	215,081	372,281	372,281
Senior Notes	255,790	275,928	234,901	254,858
Convertible Notes	223,957	230,000	-	-

Other receivables include notes receivable from non-controlling interests and non-current income tax recoverable.

26.	Commitments and Contingencies

(a) Purchase commitments

Minimum contractual purchase commitments for the years ended December 31 are as follows:

Year ended December 31,
2021	$18,076
2022	4,695
2023	2,557
2024	1,540
2025	1,540
Thereafter	4,904
$33,312

(b) Contingencies

In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

In May 2020, the Company acquired a controlling interest in Colliers Mortgage, a lender in the Fannie Mae DUS Program. Commitments for the origination and subsequent sale and delivery of loans to Fannie Mae represent those mortgage loan transactions where the borrower has locked an interest rate and scheduled closing and the Company has entered into a mandatory delivery commitment to sell the loan to Fannie Mae. As discussed in note 25, the Company accounts for these commitments as derivatives recorded at fair value.

Colliers Mortgage is obligated to share in losses, if any, related to mortgages originated under the DUS Program. These obligations expose the Company to credit risk on mortgage loans for which the Company is providing underwriting, servicing, or other services under the DUS Program. Net losses on defaulted loans are shared with Fannie Mae based upon established loss-sharing ratios, and typically, the Company is subject to sharing up to one-third of incurred losses on loans originated under the DUS Program. As of December 31, 2020, the Company has funded and sold loans subject to such loss sharing obligations with an aggregate unpaid principal balance of approximately $4,000,000. As at December 31, 2020, the Loss Reserve was $15,194 and was included within Other liabilities on the Consolidated Balance Sheets.

Pursuant to the Company’s licenses with Fannie Mae, Ginnie Mae and HUD the Company is required to maintain certain standards for capital adequacy which include minimum net worth and liquidity requirements. If it is determined at any time that the Company fails to maintain appropriate capital adequacy, the licensor reserves the right to terminate the Company’s servicing authority for all or some of the portfolio. At December 31, 2020, the licensees were in compliance with all such requirements.

27.	Related party transactions

As at December 31, 2020, the Company had $3,356 of loans receivable from non-controlling shareholders (2019 - $3,430). The majority of the loans receivable represent amounts assumed in connection with acquisitions and amounts issued to non-controlling interests to finance the sale of non-controlling interests in subsidiaries to senior managers. The loans are of varying principal amounts and interest rates which range from nil to 4.0%. These loans are due on demand or mature on various dates up to 2026, but are open for repayment without penalty at any time.

See note 19 for discussion of an arrangement between the Company and Jay S. Hennick, its CEO.

28.	Revenue

Disaggregated revenue

Colliers has disaggregated its revenue from contracts with customers by type of service and region as presented in the following table.

OPERATING SEGMENT REVENUES

			Asia	Investment
	Americas	EMEA	Pacific	Mgmt	Corporate	Consolidated

Year ended December 31,

2020
Leasing	$495,597	$107,947	$82,917	$-	$21	$686,482
Capital Markets	460,224	136,479	104,201	-	-	700,904
Property services	471,377	162,853	200,727	-	-	834,957
Valuation and advisory	162,672	104,498	71,463	-	-	338,633
IM - Advisory and other	-	-	-	168,404	-	168,404
IM - Incentive Fees	-	-	-	4,190	-	4,190
Other	36,502	4,730	11,324	-	731	53,287
Total Revenue	$1,626,372	$516,507	$470,632	$172,594	$752	$2,786,857

2019
Leasing	$691,149	$139,141	$115,916	$-	$193	$946,399
Capital Markets	424,703	192,673	158,533	-	-	775,909
Property services	388,117	189,543	187,183	-	-	764,843
Valuation and advisory	167,919	109,517	69,028	-	-	346,464
IM - Advisory and other	-	-	-	155,426	-	155,426
IM - Incentive Fees	-	-	-	19,162	-	19,162
Other	18,619	5,592	11,949	-	1,448	37,608
Total Revenue	$1,690,507	$636,466	$542,609	$174,588	$1,641	$3,045,811

Revenue associated with the Company’s debt finance and loan servicing operations are outside the scope of ASC 606. In the year ended December 31, 2020, $75,975 of revenue was excluded from the scope of ASC 606. These revenues were included entirely within the Americas segment within Capital Markets and Other revenue.

Contract balances

The Company had contract assets totaling $66,436 of which $61,101 was current (2019 - $48,934 of which $42,772 was current). During the year ended December 31, 2020, substantially all of the current contract assets were either moved to accounts receivable or sold under the AR Facility (Note 16).

The Company had contract liabilities (all current) totaling $21,076 (2019 - $24,133). Revenue recognized for the year ended December 31, 2020 totaled $22,338 (2019 - $26,568) that was included in the contract liability balance at the beginning of the year.

Certain constrained brokerage fees, outsourcing & advisory fees and investment management fees may arise from services that began in a prior reporting period. Consequently, a portion of the fees the Company recognizes in the current period may be partially related to the services performed in prior periods. Typically, less than 5% of brokerage revenue recognized in a period had previously been constrained and substantially all investment management incentive fees, including carried interest, recognized in the period were previously constrained.

29.	Segmented information

Operating segments

Colliers has identified four reportable operating segments. Three segments are grouped geographically into Americas, Asia Pacific and EMEA. The Investment Management segment operates in the Americas and EMEA. The groupings are based on the manner in which the segments are managed. Management assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization. Corporate includes the costs of global administrative functions and the corporate head office.

Included in segment total assets at December 31, 2020 are investments in non-consolidated subsidiaries accounted for under the equity method: Americas $3,147 (2019 - $3,278), EMEA $1,550 (2019 - $1,427) and Investment Management $7,518 (2019 - $2,161). The reportable segment information excludes intersegment transactions.

2020			Asia	Investment
	Americas	EMEA	Pacific	Mgmt	Corporate	Consolidated

Revenues	$1,626,372	$516,507	$470,632	$172,594	$752	$2,786,857
Depreciation and amortization	56,667	22,391	14,616	27,464	4,768	125,906
Operating earnings (loss)	121,371	8,336	45,221	40,738	(51,088)	164,578
Equity earnings	1,469	75	-	1,181	193	2,919
Other income, net						(13)
Interest expense, net						(30,949)
Income tax expense						(42,046)

Net earnings						$94,489

Total assets	$1,640,046	$648,557	$384,001	$694,270	$(74,707)	$3,292,167
Total additions to long-lived assets	357,187	8,194	4,593	3,669	2,255	375,898

2019			Asia	Investment
	Americas	EMEA	Pacific	Mgmt	Corporate	Consolidated

Revenues	$1,690,507	$636,466	$542,609	$174,588	$1,641	$3,045,811
Depreciation and amortization	34,113	22,489	7,969	26,504	3,589	94,664
Operating earnings (loss)	103,731	48,510	67,062	35,048	(36,154)	218,197
Equity earnings	1,361	35	-	669	-	2,065
Other income, net						(212)
Interest expense, net						(29,452)
Income tax expense						(53,013)

Net earnings						$137,585

Total assets	$917,997	$672,691	$388,606	$953,567	$(40,147)	$2,892,714
Total additions to long-lived assets	47,132	12,656	79,904	1,829	4,961	146,482

Geographic information

Revenues in each geographic region are reported by customer locations.

GEOGRAPHIC INFORMATION

	Year ended December 31,
	2020	2019

United States
Revenues	$1,432,288	$1,429,650
Total long-lived assets	1,378,648	1,057,543

Canada
Revenues	$304,039	$356,634
Total long-lived assets	82,520	88,589

Euro currency countries
Revenues	$280,853	$356,171
Total long-lived assets	306,472	293,673

Australia
Revenues	$190,106	$235,469
Total long-lived assets	84,758	84,969

United Kingdom
Revenues	$135,572	$170,302
Total long-lived assets	79,738	85,998

Other
Revenues	$443,999	$497,585
Total long-lived assets	184,533	186,739

Consolidated
Revenues	$2,786,857	$3,045,811
Total long-lived assets	2,116,669	1,797,511